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EXHIBIT 10.38

SUBLEASE AGREEMENT

        This SUBLEASE AGREEMENT ("Sublease") is made and entered into as of the 5th day of December, 2001 by and between AAMES FINANCIAL CORPORATION, a Delaware corporation ("Sublandlord") and TICKETMASTER LLC, a Delaware limited liability company ("Subtenant").

        WHEREAS, COLONNADE WILSHIRE CORP., a California corporation, as landlord ("Landlord"), and Sublandlord, as tenant ("Tenant"), entered into an Office Lease dated September 15, 1998 (the "Master Lease"), whereby Landlord leased to Tenant 39,001 rental square feet comprised of 18,392 rentable square feet of space located on the 2nd floor of the Building, commonly known as Suite 200, 18,528 rentable square feet of space located on the 3rd floor of the Building, commonly known as Suite 300, and 2,081 rentable square feet of space located on the 6th floor of the Building, commonly known as Suite 630 ("Suite 630," and collectively, the "Master Premises") of the building located at 3731 Wilshire Boulevard, Los Angeles, California (the "Building"), as more particularly described in the Master Lease, upon the terms and conditions contained therein. All capitalized terms used herein shall have the same meaning ascribed to them in the Master Lease unless otherwise defined herein. A copy of the Master Lease is attached hereto as Exhibit"A" and made a part hereof.

        WHEREAS, Sublandlord and Subtenant are desirous of entering into a sublease of that portion of the Master Premises containing the entire 2nd and 3rd floors of the Building, comprising of 36,920 rental square feet shown on the demising plans annexed hereto as Exhibit"B" and made a part hereof ("Sublease Premises") on the terms and conditions hereafter set forth.

        NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually covenant and agree as follows:

        1.    Demise. Sublandlord hereby subleases and demises to Subtenant and Subtenant hereby hires and subleases from Sublandlord the Sublease Premises (which the parties stipulate contain 36,920 rentable square feet), upon and subject to the terms, covenants and conditions hereinafter set forth.

        2.    Lease Term.

          (a)  Initial Term. Subject to Landlord granting its consent pursuant to the terms of the Master Lease as provided in Section 13 below and executing a Recognition Agreement (as defined in Section 13 below), the term of this Sublease ("Term") shall commence on February 1, 2002 (the "Sublease Commencement Date") and end, unless sooner terminated as provided herein, on March 31, 2006 ("Sublease Expiration Date").

          (b)  Delivery of Sublease Premises. Sublandlord shall deliver the Sublease Premises to Subtenant at any time after January 15, 2002, but in no event later than February 8, 2002 (the date of such delivery is the "Sublease Premises Delivery Date"). Sublandlord shall indemnify Subtenant from, and hold Subtenant harmless against, (a) any holdover penalty to be paid by Subtenant under its current lease, (b) any rent actually paid by Subtenant in order to secure temporary space outside of its current lease, (c) any capital expenses actually incurred by Subtenant with respect to the Sublease Premises (but only if Subtenant terminates this Sublease pursuant to the terms hereof), (d) any increase in costs which are actually incurred by Subtenant and are due to a change or cancellation in Subtenant's plans to construct tenant improvements in the Sublease Premises or to move into the Sublease Premises, and (e) any costs incurred by Subtenant as a result of any claim, action or cause of action (including, without limitation, reasonable attorneys' fees) brought against Subtenant, but only to the extent that any of the foregoing arise from failure by

  Sublandlord, due to willful action or inaction, whether intentional or unintentional, of Sublandlord or its agents, contractors or vendors (specifically excluding the Landlord), to deliver the Sublease Premises to Subtenant on February 8, 2002, up to a maximum of Two Hundred Thousand and 00/100 dollars ($200,000.00). In addition, if the Sublease Premises Delivery Date does not occur on or prior to February 8, 2002 and Subtenant does not terminate this Sublease, the Rent Commencement Date (as defined below) shall be delayed by 5 days for each day of delay in the Sublease Premises Delivery Date after February 8, 2002. Without limiting the foregoing, Subtenant shall have the right to terminate this Sublease if Sublandlord fails to deliver the Sublease Premises to Subtenant on February 8, 2002, but such termination will not relieve Sublandlord of its obligations to Subtenant under the foregoing sentence. Subtenant's right to terminate under the foregoing sentence shall commence on February 8, 2002 and shall terminate on the earlier of the Sublease Premises Delivery Date or February 28, 2002.

          (c)  Rent Commencement Date. The Rent Commencement Date (the "Rent Commencement Date") shall be the later of April 1, 2002 or sixty (60) days after the Sublease Commencement Date.

          (d)  Extension Options. Subtenant shall have the right to extend (the "Extension Option") the Term of the Sublease for the Sublease Premises for a period of thirty-three (33) months following the Sublease Expiration Date, at a Monthly Rental Rate of $1.60 per rentable square foot ("Extension Monthly Rental Rate"), including escalations in Additional Rent (as defined below) accrued from the base year as set forth in the Master Lease. Subtenant, or its assignee that is approved hereunder, shall provide Sublandlord twelve (12) months prior written notice of its intent to exercise its Extension Option. In the event Subtenant exercises its Extension Option, the Extended Sublease Expiration Date ("Extended Sublease Expiration Date") shall be December 31, 2008.

          (e)  First Offer Rights. Provided that Subtenant in not then in default under the terms of this Sublease, Subtenant shall have the right (the "630 First Offer Right") to sublease from Sublandlord all of Suite 630 that Sublandlord elects to sublease or otherwise vacate during the Term at Fair Market Rent as reasonably determined by the Sublandlord.

        3.    Use. The Sublease Premises shall be used and occupied by Subtenant for the uses permitted under and in compliance with Article 5 of the Master Lease and for no other purpose.

        4.    Subrental.

          (a)  Base Rent. Beginning with the Rent Commencement Date and thereafter for twenty-four (24) months of the Sublease Term, Subtenant shall pay to Sublandlord monthly installments of base rent ("Base Rent") in the amount of Forty Thousand Six Hundred Twelve and 00/100 Dollars ($40,612.00) per month/Four Hundred Eighty Seven Thousand Three Hundred Forty Four and 00/100 Dollars ($487,344.00) per annum (calculated at the rate of $1.10 per rentable square foot per month/$13.20 per rental square foot per annum). Commencing with the twenty-fifth (25) month of the Sublease Term, Subtenant shall pay to Sublandlord monthly installments of Base Rent in the amount of Forty Five Thousand Seven Hundred Eighty and 80/100 Dollars ($45,780.80) per month/Five Hundred Forty Nine Thousand Three Hundred Sixty Nine and 60/100 Dollars ($549,369.60) per annum (calculated at the rate of $1.24 per rentable square foot per month//$14.88 per rental square foot per annum).

        The first monthly installment of Base Rental in the total amount of Forty Thousand Six Hundred Twelve and 00/100 Dollars ($40,612.00) shall be to Sublandlord by Subtenant upon the execution of this Sublease.

          (b)  Additional Rent. In addition to paying the Base Rent specified in Article 4 of this Sublease, Subtenant shall pay to Sublandlord as additional rent ("Additional Rent") ninety-five percent (95%) of "Tenant's Share" of the annual "Direct Expenses," as those terms are defined in Article 4 of the Master Lease, which are in excess of the amount of Direct Expenses applicable to the Base Year. For the purposes of this Sublease the "Base Year" shall mean calendar year 2002.

          (c)  Other Rent. In addition to paying the Base Rent specified in Article 4 of this Sublease, Subtenant shall pay to Sublandlord as other rent ("Other Rent") any and all other costs or fees incurred for services including but not limited to special or after-hours cleaning, heating, ventilating, air-conditioning, elevator and other Building charges incurred at the request of, or on behalf of, Subtenant, or with respect to the applicable portion(s) of the Sublease Premises and all other additional expenses, costs and charges payable to Landlord in connection with Subtenant's use of the Sublease Premises.

          (d)  Prorations. If the Sublease Commencement Date is not the first (1st) day of a month, or if the Sublease Expiration Date is not the last day of a month, a prorated installment of monthly Basic Rent and Additional Rent based on a thirty (30) day month shall be paid for the fractional month during which the Term commenced or terminated.

          (e)  Payment of Rent. Base Rent, together with Additional Rent (including without limitation, late charges), shall hereinafter be collectively referred to as "Rent." Rent shall be payable in lawful money without demand, and without offset, counterclaim, or setoff in monthly installments, in advance, on the first day of each and every month during the Term of this Sublease or any extension thereof, except as provided herein. All of said Rent is to be paid to Sublandlord at its office at the address set forth in Section 10 herein, or at such other place or to such agent and at such place as Sublandlord may designate by notice to Subtenant. Any Additional Rent or Other Rent payable on account of items which are not payable monthly by Sublandlord to Landlord under the Master Lease are to be paid to Sublandlord as and when such items are payable by Sublandlord to Landlord under the Master Lease unless a different time for payment is elsewhere stated herein. Upon written request therefor, Sublandlord agrees to provide Subtenant with copies of any statements or invoices received by Sublandlord from Landlord pursuant to the terms of the Master Lease.

        5.    Parking. Subtenant shall be entitled to its pro rata share of parking spaces in the Building Parking Facility, equal to ninety-five percent (95%) of the parking spaces available to Sublandlord under the Master Lease, as set forth in Article 28 of the Master Lease, which includes one hundred ninety (190) unreserved parking spaces in the Building Parking Facility at a 20% discounted rate as more specifically described in said Article 28 (collectively, the "Guaranteed Parking"). All such parking privileges shall be at the rates and subject to the terms and conditions set forth in the Master Lease, and Subtenant shall pay to Sublandlord, on the first day of each and every month during the Term of this Sublease, for those amounts billed to Sublandlord by Landlord for said parking privileges used by Subtenant hereunder.

        6.    Incorporation of Terms of Master Lease

          (a)  This Sublease is subject and subordinate to the Master Lease. Subject to the modifications set forth in this Sublease, the terms of the Master Lease are incorporated herein by reference, and shall, as between Sublandlord and Subtenant (as if they were Landlord and Tenant, respectively, under the Master Lease) constitute the terms of this Sublease except to the extent that they are inapplicable to, inconsistent with, or modified by, the terms of this Sublease. In the event of any inconsistencies between the terms and provisions of the Master Lease and the terms and provisions of this Sublease, the terms and provisions of this Sublease shall govern. Subtenant acknowledges that it has reviewed the Master Lease and is familiar with the terms and conditions thereof.

          (b)  For the purposes of incorporation herein, the terms of the Master Lease are subject to the following additional modifications:

            (i)    In all provisions of the Master Lease (under the terms thereof and without regard to modifications thereof for purposes of incorporation into this Sublease) requiring the approval or consent of Landlord, Subtenant shall be required to obtain the approval or consent of both Sublandlord and Landlord.

            (ii)  In all provisions of the Master Lease requiring Tenant to submit, exhibit to, supply or provide Landlord with evidence, certificates, or any other matter or thing, Subtenant shall be required to submit, exhibit to, supply or provide, as the case may be, the same to both Landlord and Sublandlord. In any such instance, Sublandlord shall determine if such evidence, certificate or other matter or thing shall be satisfactory.

          (c)  The following provisions of the Master Lease are specifically excluded: 1.2; 1.3; 2.1 (except for the last three (3) sentences of this Section), 2.2; 3; 4.2.1; 14 (except as set forth in Section 14 hereof); 21, 22; 29; and 30.25.

        7.    Subtenant's Obligations. Subtenant covenants and agrees that all obligations of Sublandlord under the Master Lease shall be done or performed by Subtenant with respect to the Sublease Premises, except as otherwise provided by this Sublease, and Subtenant's obligations shall run to Sublandlord and Landlord as Sublandlord may determine to be appropriate or be required by the respective interests of Sublandlord and Landlord. Subtenant shall name Sublandlord under its insurance policy insuring the Sublease Premises. Subtenant agrees to indemnify Sublandlord, and hold it harmless, from and against any and all claims, damages, losses, expenses and liabilities (including reasonable attorneys' fees) incurred as a result of the non-performance, non-observance or non-payment of any of Sublandlord's obligations under the Master Lease which, as a result of this Sublease, became an obligation of Subtenant. If Subtenant makes any payment to Sublandlord pursuant to this indemnity, Subtenant shall be subrogated to the rights of Sublandlord concerning said payment. Notwithstanding anything in this Agreement to the contrary, except for any charges incurred by or for Subtenant as provided in this Sublease, Subtenant shall have no obligation with respect to the payment of Direct Expenses, Other Rent or any other monetary obligation of Sublandlord as Tenant under the Master Lease, and Sublandlord shall indemnify and hold Subtenant harmless from (a) any and all claims resulting from Sublandlord's failure to pay the Direct Expenses, Other Rent and other monetary obligations of Tenant under the Master Lease and (b) any other damages incurred by Subtenant as a result thereof, including, without limitation, any increase in Subtenant's rent for the Sublease Premises as a result of Tenant's default, as provided in Section 14.8 of the Master Lease. Subtenant shall not do, nor permit to be done, any act or thing which is, or with notice or the passage of time would be, a default under this Sublease or the Master Lease.

        8.    Default by Subtenant. In the event Subtenant shall be in default of any covenant of, or shall fail to honor any obligation under this Sublease, Sublandlord shall have available to it against Subtenant all of the remedies available (a) to Landlord under the Master Lease in the event of a similar default on the part of Sublandlord thereunder or (b) at law.

        9.    Quiet Enjoyment. So long as Subtenant pays all of the Rent due hereunder and performs all of Subtenant's other obligations hereunder, Sublandlord shall do nothing to affect Subtenant's right to peaceably and quietly have, hold and enjoy the Sublease Premises. Without limiting the foregoing, Sublandlord (a) acknowledges and agrees that Subtenant shall be entitled to receive all services and repairs to be provided by Landlord to Sublandlord under the Master Lease, (b) covenants that it will pay all fixed rent, additional rent and any other amounts payable by Sublandlord pursuant to the Master Lease to the extent that its failure to do so could adversely affect Subtenant's use or occupancy of the Sublease Premises, and (c) acknowledges and agrees that Subtenant shall have the right to attempt to obtain non-disturbance and subordination agreements from any existing or future lienholders or owners of the fee interest in the Building. Sublandlord covenants that Sublandlord shall, at the request of Subtenant, use reasonable efforts to assist Subtenant in enforcing its rights under this Sublease, including, without limitation, assisting Subtenant in (i) receiving all services and repairs to be provided by Landlord to Sublandlord under the Master Lease, (ii) obtaining non-disturbance and subordination agreement from any such lienholders and (iii) causing Landlord to provide Subtenant with its pro rata share of parking rights as more specifically described in Section 5 above. Upon the occurrence of any condition which results from a default by Landlord under the terms of the Master Lease, Subtenant shall be entitled to (i) the abatement of rent to the extent Sublandlord's rent is abated pursuant to the Master Lease and (ii) termination rights to the extent Sublandlord as Tenant has the right to terminate under the Master Lease.

        10.  Notices. Anything contained in any provision of this Sublease to the contrary notwithstanding, Subtenant agrees, with respect to the Sublease Premises, to comply with and remedy any default in this Sublease or the Master Lease which is Subtenant's obligation to cure, within the period allowed to Sublandlord under the Master Lease, even if such time period is shorter than the period otherwise allowed therein due to the fact that notice of default from Sublandlord to Subtenant is given after the corresponding notice of default from Landlord to Sublandlord. Sublandlord agrees to forward to Subtenant, promptly upon receipt thereof by Sublandlord, a copy of each notice of default received by Sublandlord in its capacity as Tenant under the Master Lease. Subtenant agrees to forward to Sublandlord, promptly upon receipt thereof, copies of any notices received by Subtenant from Landlord or from any governmental authorities. All notices, demands and requests shall be in writing and shall be sent either by hand delivery or by a nationally recognized overnight courier service (e.g., Federal Express), in either case return receipt requested, to the address of the appropriate party. Notices, demands and requests so sent shall be deemed given when the same are received. Notices to Sublandlord shall be sent to the attention of:

    Aames Financial Corporation
    350 South Grand Avenue, Suite 4300
    Los Angeles, California 90071
    Attn: Senior Vice President, Administration

    with a copy to:

    Aames Financial Corporation
    350 South Grand Avenue, Suite 4300
    Los Angeles, California 90071
    Attn: General Counsel

    Notices to Subtenant shall be sent to the attention of:

    Ticketmaster L.L.C.
    3701 Wilshire Boulevard, 9th Floor
    Los Angeles, California 90010
    Attn: General Counsel

    Ticketmaster L.L.C.
    3701 Wilshire Boulevard, 9th Floor
    Los Angeles, California 90010
    Attn: Director of Real Estate

        11.  Broker. Sublandlord and Subtenant represent and warrant to each other that, with the exception of Cushman Wakefield), CB Richard Ellis and The Levy Organization Management, Inc. (collectively, the "Brokers"), no brokers were involved in connection with the negotiation or consummation of this Sublease. Sublandlord agrees to pay the commission of the Brokers. Each party agrees to indemnify the other, and hold it harmless, from and against any and all claims, damages, losses, expenses and liabilities (including reasonable attorneys' fees) incurred by said party as a result of a breach of this representation and warranty by the other party.

        12.  Condition of Sublease Premises. Subtenant acknowledges that it is subleasing the Sublease Premises in the "as-is" condition (the "Initial Walk-Through Date") existing as of the date of execution of this Sublease and that except as provided herein, Sublandlord is not making any representation or warranty concerning the condition of the Sublease Premises and that Sublandlord is not obligated to perform any work to prepare the Sublease Premises for Subtenant's occupancy. On the Initial Walk-Through Date, Sublandlord and Subtenant shall walk-through and inspect the Sublease Premises. Subtenant acknowledges that it is not authorized to make or do any alterations or improvements in or to the Sublease Premises except as permitted by the provisions of this Sublease and the Master Lease and that it must deliver the Sublease Premises to Sublandlord on the Sublease Expiration Date in its current condition subject to normal wear and tear. Prior to the Sublease Premise Delivery Date Sublandlord shall, at the sole cost and expense of Sublandlord, remove all existing furniture, work stations and equipment, with the exception of the existing card key security system. If Sublandlord fails to comply with the foregoing obligations, Subtenant shall have the option of removing all such furniture, work stations or equipment and thereafter deducting the costs and expenses related thereto from the Base Rent payable to Sublandlord hereunder. On the Sublease Premises Delivery Date, Sublandlord and Subtenant shall walk-through and inspect the Sublease Premises and shall mutually execute a punch list identifying the variances between the condition and status of the Sublease Premises as of Initial Walk-Through Date compared to the condition and status of the Sublease Premises as of the Sublease Premises Delivery Date.

        13.  Consent of Landlord. Article 14 of the Master Lease requires Sublandlord to obtain the written consent of Landlord to this Sublease ("Landlord's Consent"). Sublandlord shall solicit Landlord's Consent to this Sublease promptly following the execution and delivery of this Sublease by Sublandlord and Subtenant. In the event Landlord's Consent to this Sublease has not been obtained, or Landlord has not executed a recognition agreement with respect to Subtenant and this Sublease as provided in Section 14.8 of the Master Lease that is reasonably acceptable to Subtenant (the "Recognition Agreement"), by December 15, 2001 then this Sublease may be terminated by either party hereto upon notice to the other, and upon such termination neither party hereto shall have any further rights against or obligations to the other party hereto.

        14.  Assignment and Subletting. Subtenant shall not have the right to assign this Sublease or sub-sublease the Sublease Premises or any part thereof pursuant to the terms and conditions of Article 14 of the Master Lease, except that Subtenant may assign the Sublease Premises to any entity which directly controls, is controlled by or is under common control with the Subtenant or in connection with a merger or acquisition of Subtenant, provided, however, that Sublandlord may withhold its consent to any proposed assignment for the reasons enumerated in Section 14.2 of the Master Lease.

        15.  Tenant Improvements. At all times after the Sublease Premises Delivery Date, Subtenant shall have the right to modify the improvements existing in, or otherwise install new improvements in, the Sublease Premises, all as Tenant shall determine consistent with the terms of the Master Lease. In connection with Subtenant's initial alterations to the Sublease Premises, Sublandlord hereby agrees that Sublandlord shall respond to Subtenant's request(s) for consent to its proposed alterations (the "Requested Initial Alterations") within three (3) business days after Sublandlord's receipt of Subtenant's request for consent. To the extent Sublandlord does not approve or disapprove of Subtenant's Requested Initial Alterations within said three (3) business day period, Sublandlord shall be deemed to have approved Subtenant's Requested Initial Alterations; provided, however, that Subtenant shall be required to obtain the consent of Landlord as required by the Master Lease.

        16.  Holdover. With respect to this Sublease, Article 16 of the Master Lease shall be amended to stated that the Rent, in the event Subtenant holds over after the Sublease Expiration Date or, in the event Subtenant exercises its Extension Option, the Extended Sublease Expiration Date, shall be equal to one hundred and fifty percent (150%) of the Rent applicable during the last rental period of the Lease Term. All other terms and provisions of this Article 15 shall remain in full force and unmodified.

        17.  Limitation of Estate. Subtenant's estate shall in all respects be limited to, and be construed in a fashion consistent with, the estate granted to Sublandlord by Landlord. Subtenant shall stand in the place of Sublandlord and shall defend, indemnify and hold Sublandlord harmless with respect to all covenants, warranties, obligations, and payments made by Sublandlord under or required of Sublandlord by the Master Lease with respect to the Sublease Premises. In the event Sublandlord is prevented from performing any of its obligations under this Sublease by a breach by Landlord of a term of the Master Lease, then Sublandlord's sole obligation in regard to its obligation under this Sublease shall be to use reasonable efforts in diligently pursuing the correction or cure by Landlord of Landlord's breach.

        18.  Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Sublease and this Sublease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Sublandlord to Subtenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Sublease. This Sublease, and the exhibits and schedules attached hereto, contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Sublease Premises and shall be considered to be the only agreements between the parties hereto and their representatives and agents. None of the terms, covenants, conditions or provisions of this Sublease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Sublease.

        19.  Confidentiality. Sublandlord and Subtenant acknowledge that the content of this Sublease is confidential information. Sublandlord and Subtenant shall keep such information strictly confidential and shall not disclose such confidential information to any person or entity other than Sublandlord's and Subtenant's financial, legal, and space planning consultants or as required by law.

        IN WITNESS WHEREOF, the parties have entered into this Sublease as of the date first written above.

SUBLANDLORD:

AAMES FINANCIAL CORPORATION, a Delaware corporation

By:
Its:

AAMES FINANCIAL CORPORATION, a Delaware corporation

By:
Its:

SUBTENANT:

TICKETMASTER LLC, a Delaware limited liability company

By:
Its:

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EXHIBIT 10.38
SUBLEASE AGREEMENT